Exhibit 10.2
SPIRIT AIRLINES, INC.
2015 INCENTIVE AWARD PLAN
PERFORMANCE SHARE AWARD GRANT NOTICE
AND PERFORMANCE SHARE AWARD AGREEMENT
CUMULATIVE CASM OBJECTIVES SUBJECT TO EARNINGS HURDLE

Spirit Airlines, Inc., a Delaware corporation (the “Company”), pursuant to its 2015 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”), a Performance Share Award (the “Performance Shares”). Each Performance Share represents the right to receive one share of the Company’s Common Stock (each, a “Share”), upon the achievement of certain performance goals and continued employment requirements. This award is subject to all of the terms and conditions set forth herein and in the Performance Share Award Agreement attached hereto as Exhibit A (the “Performance Share Award Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms not specifically defined in this Performance Share Award Grant Notice (the “Grant Notice”) and the Performance Share Award Agreement shall have the meanings specified in the Plan.

Participant:	[ ]
Grant Date:	January 24, 2024
Target Performance Shares:	[ ]
Performance Period:	January 1, 2024 – December 31, 2026
Performance Goals:
Subject to continued employment or service through the end of the Performance Period, Participant is eligible to be issued Shares as of the Settlement Date with the number thereof determined based on the extent to which the Cumulative CASM ex fuel Objectives are achieved and subject to the Company’s attainment of positive Cumulative EBITDA over the Performance Period, as set forth in Section 2.2 of the Performance Share Award Agreement.

Termination:	Except as otherwise set forth in the Performance Share Award Agreement, Participant shall forfeit all Performance Shares upon Participant’s Termination of Service prior to the Settlement Date.
By acknowledging and accepting this Grant Notice via the Company’s equity administration online portal, Participant agrees to be bound by the terms and conditions of the Plan, the Performance Share Award Agreement and this Grant Notice. Participant has reviewed the Plan, the Performance Share Award Agreement and this Grant Notice in their entirety, and fully understands all provisions of the Plan, the Performance Share Award Agreement and this Grant Notice. Participant
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hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under or with respect to the Plan, this Grant Notice, the Performance Shares or the Performance Share Award Agreement. Further, by accepting this Grant Notice, Participant agrees that Participant (i) has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy, as amended from time to time, (ii) has read, fully understands and agrees to be bound by any clawback policy adopted or otherwise maintained by the Company that is applicable to Participant, as the same may be amended from time to time, and (iii) has read and fully understands the Plan Prospectus and Prospectus Supplement, if applicable, in each case, copies of which have been provided to Participant.
In addition, by accepting this Grant Notice, Participant agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 3.5 of the Performance Share Award Agreement by (i) withholding Shares otherwise issuable to Participant upon vesting of the Performance Shares, (ii) instructing a broker on Participant’s behalf to sell Shares otherwise issuable to Participant and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by the Plan or Section 3.5 of the Performance Share Award Agreement.

SPIRIT AIRLINES, INC.:	PARTICIPANT:
By:	By: [to be acknowledged and accepted via the Company’s equity administration online portal]
Print Name : Thomas C. Canfield Title : SVP, General Counsel and Secretary	Print Name : __________________________

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EXHIBIT A

TO PERFORMANCE SHARE AWARD GRANT NOTICE
PERFORMANCE SHARE AWARD AGREEMENT
CUMULATIVE CASM OBJECTIVES SUBJECT TO EARNINGS HURDLE
Pursuant to the Performance Share Award Grant Notice (the “Grant Notice”) to which this Performance Share Award Agreement (this “Agreement”) is attached, Spirit Airlines, Inc., a Delaware corporation (the “Company”), has granted to Participant a performance share award (the “Performance Shares”) under the Spirit Airlines, Inc. 2015 Incentive Award Plan, as amended from time to time (the “Plan”). Each Performance Share represents the right to receive one share of the Company’s Common Stock (each, a “Share”), subject to the terms and conditions set forth in the Plan, this Agreement and the Grant Notice.
ARTICLE 1.
GENERAL
1.1Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
(a)“Adjusted EBITDA” shall mean the Company’s earnings before interest, taxes, depreciation and amortization, as adjusted to reflect the following: acquisitions, divestitures, major capital programs, any stock option or other stock-based compensation charges, fees or expenses related to any equity offering or repayment or refinancing of indebtedness approved by the Administrator, which approval shall not be unreasonably withheld.
(b)“CASM ex fuel Objectives” shall mean cost per available seat mile, ex fuel, objectives established by the Committee for each year in the Performance Period and on a cumulative basis for the entire Performance Period. The Committee shall establish a Threshold Goal, a Target Goal and a Stretch Goal with respect to the CASM ex fuel Objectives established for each relevant period.
(c)“CASM Payout” shall mean the percentage of the Performance Shares deemed payable, determined based on whether actual performance achieved relative to the Cumulative CASM ex fuel Objectives meets or exceeds the most challenging of the applicable Threshold Goal, Target Goal and Stretch Goal for the entire Performance Period. In the event that actual performance in the Performance Period falls between two stated goals (e.g., between the Threshold Goal and the Target Goal), the CASM Payout shall be determined by mathematical interpolation between the percentages payable at each such goal.
(d)“Cumulative CASM ex fuel Objectives” shall mean the CASM ex fuel Objectives established by the Committee for the entire Performance Period.
(e)“Cumulative EBITDA” shall mean Adjusted EBITDA during the Performance Period, calculated on a cumulative basis.

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(f)“New Employer” shall mean, immediately after a Change in Control, Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.
(g)“Performance Goals” means the Cumulative CASM ex fuel Objectives and Cumulative EDITDA.
(h)“Performance Period” shall mean the period commencing from January 1, 2024 and ending on December 31, 2026.
(i)“Settlement Date” shall mean the date the Administrator determines that the Shares payable with respect to the Performance Shares, pursuant to Section 2.2(b), shall be issued to Participant, which date shall be no later than March 15, 2027 (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exception from Section 409A of the Code).
(j)“Stretch Goal” shall mean the point at which the applicable CASM ex fuel Objectives shall be deemed to have been achieved at the maximum level of performance. With respect to the Cumulative CASM ex fuel Objectives, achievement at the Stretch Goal shall result in a CASM Payout of 200%.
(k)“Target Goal” shall mean the point at which the applicable CASM ex fuel Objectives shall be deemed to have been achieved at the targeted level of performance. With respect to the Cumulative CASM ex fuel Objectives, achievement at the Target Goal shall result in a CASM Payout of 100%.
(l)“Threshold Goal” shall mean the point at which the applicable CASM ex fuel Objectives shall be deemed to have been achieved at the threshold level of performance. With respect to the Cumulative CASM ex fuel Objectives, achievement at the Threshold Goal shall result in a CASM Payout of 50%.
1.2Incorporation of Terms of Plan. The Performance Shares are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE 2.
GRANT OF PERFORMANCE SHARES
2.1Grant of Performance Shares. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice, the Company grants to Participant an award of Performance Shares as set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, this Agreement and the Grant Notice. Subject to the terms of this Agreement and the Plan, each Performance Share, to the extent it is earned and becomes vested, represents the right to receive one share of Common Stock on the Settlement Date. Unless and until a Performance Share has been determined to be vested, the Participant will have no right to settlement of any Performance Shares. Prior to the settlement of any Performance Shares, such Performance Shares will represent an unfunded and unsecured obligation of the Company.

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2.2Performance-Based Right to Payment.
(a)As set forth in Section 2.2(b), payment of any Shares with respect to the Performance Shares is subject to the achievement of at least the Threshold Goal established with respect to the Cumulative CASM ex fuel Objectives and the Company’s attainment of positive Cumulative EBITDA. Accordingly, Participant will not become entitled to payment with respect to the Performance Shares unless and until the Administrator determines whether and to what extent the Performance Goals have been attained. Upon such determination by the Administrator and subject to the provisions of the Plan and this Agreement, Participant shall be entitled to payment of that portion of the Performance Shares as corresponds to the Performance Goals attained (as determined by the Administrator in its sole discretion) as set forth in Section 2.2(b) below.
(b) Subject (except as expressly provided below) to Participant’s continued employment in active service with the Company from the Grant Date through December 31, 2026, the number of Shares that shall be vested and issued to Participant in respect of the Performance Shares shall be determined as of December 31, 2026, based on the Company’s attainment of the Performance Goals. If Cumulative EBITDA is positive, the number of Shares to be issued to Participant shall be equal to the (i) the Target Number of Performance Shares set forth on the Grant Notice multiplied by (ii) the CASM Payout. If Cumulative EBITDA is not positive, no Performance Shares shall vest and no Shares shall be issued to the Participant pursuant to this Performance Share Award, regardless of the level of achievement of the applicable Cumulative CASM ex fuel Objectives.
2.3Payment of Shares. The number of Shares to be paid with respect to the Performance Shares, as set forth in Section 2.2(b) above, shall be issued to Participant on the Settlement Date, subject to Sections 2.5 and 2.7 below. Notwithstanding the foregoing, in the event the Shares cannot be issued due to the conditions set forth in Section 2.4(a) or (b) hereof not being satisfied, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that the Shares can again be issued in accordance with such conditions in Sections 2.4(a) or (b) hereof. Any Performance Shares awarded pursuant to this Agreement that are not issuable as Shares as of the Settlement Date in accordance with Section 2.2(b) as a result of the Company’s actual attainment level of the Performance Goals shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Performance Shares.
2.4Conditions to Delivery of Shares. Subject to Section 11.4 of the Plan and Section 3.5 hereof, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:
(a)The admission of such Shares to listing on all stock exchanges on which such Common Stock is then listed;
(b)The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

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(c)The obtaining of any approval or other clearance from any federal, state or local governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d)The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 3.5 hereof; and
(e)The lapse of such reasonable period of time following December 31, 2026 (but not later than March 15, 2027) as the Administrator may from time to time establish for reasons of administrative convenience.
2.5Change in Control, Death or Permanent Disability Treatment.
(a)Unless otherwise provided in Section 2.5(c), in the event of a Change in Control, the Performance Shares shall be assumed or substituted (each such assumed or substituted Performance Share, an “Alternative Award”) by the New Employer, with the amount of such Alternative Award to be equal to the Target Number of Performance Shares specified in the Grant Notice, and the applicable Performance Goals (as set forth on the Grant Notice and in Section 2.2(a) above) shall lapse on the Change in Control. The Alternative Award shall vest on December 31, 2026 (or an earlier Termination of Service in accordance with Section 2.5(b)), subject to Participant’s continued employment through such vesting date, and payment in respect of the Alternative Award shall be made no later than sixty (60) days following such vesting date.
(b)In the event that during the period beginning on the effective date of a Change in Control and ending on the twelve (12) month anniversary thereof Participant incurs a Termination of Service by reason of the Company’s termination of Participant’s employment other than for Cause (as defined in the Company’s 2017 Executive Severance Plan, as amended from time to time (the “Severance Plan”)) or by reason of Participant’s resignation for Good Reason (as defined in the Severance Plan), then any then-unvested Alternative Awards will automatically vest in full as of date of such Termination of Service, and payment in respect of such Alternative Awards shall be made within sixty (60) days following such Termination of Service.
(c)In the event a successor corporation in a Change in Control fails to assume or substitute the Performance Shares in accordance with Section 2.5(a) of this Agreement and Section 14.2(d) of the Plan, the Performance Shares shall, as determined by the Committee prior to the closing date of the Change in Control, either (i) vest in respect of the Target Number of Performance Shares set forth on the Grant Notice, and the Shares underlying the Performance Shares that are deemed vested shall be issued to Participant as of immediately prior to (and subject to the consummation of) such Change in Control or (ii) (A) be converted at the date of the Change in Control into a right to receive an amount in cash equal to the Target Number of Performance Shares and (B) the terms of Section 2.5(b) shall apply to such cash amount as though an Alternative Award.
(d)If Participant is an employee of the Company who has a Termination of Service (whether occurring on, before or after a Change in Control) by reason of Participant’s death or permanent disability (within the meaning of Section 22(e) of the Code), the number of Shares to be issued to Participant in respect of the Performance Shares shall be the Target Number of Performance Shares specified in the Grant Notice, multiplied by a fraction (not to exceed one) having (a) a numerator equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from January 1, 2024 until the date of death or permanent disability, and (b) a denominator equal

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to thirty-six (36). The Shares underlying the Performance Shares that are deemed vested shall be issued to Participant no later than sixty (60) days after the date of Participant’s death or permanent disability.
2.6Right to Continued Employment. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company, or any parent or Subsidiary of the Company, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or other affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
2.7Effect of Termination of Service. Except as otherwise expressly provided in Section 2.5, upon Participant’s Termination of Service for any or no reason prior to December 31, 2026, all rights with respect to any unpaid Performance Shares awarded pursuant to this Agreement shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall not be entitled to any payments or benefits with respect thereto.
2.8Rights as Stockholder. The holder of the Performance Shares shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Performance Shares and any Shares underlying the Performance Shares and deliverable hereunder unless and until such Shares shall have been duly issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
2.9Clawback.
(a)If Participant, (i) at any time during the period commencing on the Grant Date and ending on the earlier of (x) the twelve-month anniversary of the date on which Participant incurs a Termination of Service and (y) the second anniversary of the last vesting date under this Agreement, engages in any activity in competition with the Company (including, without limitation, violating a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any parent or Subsidiary thereof) as determined by the Administrator in its sole discretion, or (ii) at any time during the period commencing on the Grant Date and ending on the second anniversary of the date on which Participant incurs a Termination of Service, engages in any other activity which is inimical, contrary or harmful to the interests of the Company (including, without limitation, committing fraud or any financial or other misconduct) as determined by the Administrator in its sole discretion, then Participant must pay to the Company any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt of the Performance Shares or upon the resale of vested Performance Shares, and this Agreement and the Grant Notice shall terminate and any Performance Shares (whether or not vested) shall be forfeited without payment of any consideration therefor.
(b)In addition and without limiting the foregoing, this Agreement and the Performance Shares awarded hereunder shall be subject (including on a retroactive basis) to such clawback, forfeiture or similar requirements (i) as required by applicable law and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or (ii) provided in a policy adopted or otherwise maintained by the Company which applies to Participant, including, but not limited to, the Company’s Clawback Policy for Detrimental Conduct, as amended from time to time, and any clawback policy adopted to comply with Section 303A.14 of the New York Stock Exchange Listed Company Manual, and such requirements shall be deemed incorporated by reference into this Agreement.

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ARTICLE 3.
OTHER PROVISIONS
3.1Administration. The Administrator shall have the power to interpret the Plan, this Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation taken or made, or omitted to be taken or made, under or with respect to the Plan, this Agreement, the Grant Notice or the Performance Shares (unless constituting fraud or a willful criminal act or omission). The duties and obligations of the Company, the Administrator and each member of the Administrator shall be determined only with reference to the Plan and this Agreement, and no implied duties or obligations shall be read into the Plan, this Agreement or the Grant Notice on the part of the Company, the Administrator or any member of the Administrator.  Under no circumstances shall the Company, the Administrator or any member of the Administrator be obligated to prove good faith for any purpose, it being specifically understood and agreed that the Administrator and each member of the Administrator shall be presumed in all instances to have acted in good faith.  To overcome this presumption of good faith, Participant shall have the burden of proving, by clear and convincing evidence, that the Administrator or the member of the Administrator, as the case may be, intentionally acted in bad faith.
3.2Grant is Not Transferable. During the lifetime of Participant, the Performance Shares and the rights and privileges conferred hereby will not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed in any way (whether by operation of law or otherwise), and will not be subject to sale under execution, attachment or similar process, unless and until the Shares underlying the Performance Shares have been issued. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of the Performance Shares, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the Performance Shares and the rights and privileges conferred hereby immediately will become null and void. Unless and until the Shares underlying the Performance Shares have been issued, neither the Performance Shares nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect. Notwithstanding anything herein to the contrary, this Section 3.2 shall not prevent transfers by will or applicable laws of descent and distribution; provided, however, that all such transfers shall be subject to the terms and conditions of the Plan, the Grant Notice and this Agreement.
3.3Binding Agreement. Subject to the limitation on the transferability of the Performance Shares contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.4Adjustments upon Specified Events. The Administrator may accelerate payment of the Performance Shares in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 14.2 of the Plan, the Administrator shall make such adjustments the Administrator deems appropriate in the number of Performance Shares then outstanding and the number and kind of securities that may be issued in respect of the Performance Shares. Participant further acknowledges that the Performance Shares are subject to

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amendment, modification and termination in certain events as provided in the Agreement and Article 14 of the Plan.
3.5Withholding.
(a)Notwithstanding anything to the contrary in this Agreement or the Grant Notice, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant or vesting of the Performance Shares or the issuance of Shares pursuant to the Performance Shares. Such payment shall be made in the manner determined by the Company in its sole discretion, and may be made by deduction from other compensation payable to Participant or in such other form of consideration acceptable to the Company, which may include:
(i)Cash or check;
(ii)Surrender of Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by statute; or
(iii)Other property acceptable to the Company (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares payable pursuant to the Performance Shares, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).
(b)The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Shares in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the Performance Shares, or the issuance of Shares pursuant to the Performance Shares.
3.6Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal executive office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.7Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.8Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement and the Grant Notice, regardless of the law that might be applied under principles of conflicts of laws.

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3.9Counterparts. This Agreement may be executed by electronic signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
3.10Conformity to Securities Laws. Participant acknowledges that the Plan, this Agreement and the Grant Notice are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Performance Shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Agreement and the Grant Notice shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.11Amendments, Suspension and Termination. To the extent permitted by the Plan, the Administrator or the Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement, the Grant Notice and/or the Performance Shares granted hereunder, prospectively or retroactively (including after Participant’s termination of employment or service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of Participant with respect to the Performance Shares granted hereunder shall not to that extent be effective without Participant’s consent unless the Committee or the Board, as applicable, determines that such either is required or advisable in order for the Company, the Plan or the award of Performance Shares made hereunder to satisfy any applicable law or regulation. Nothing in this Agreement or the Grant Notice shall restrict in any way the adoption of any amendment, modification, suspension or termination to the Plan in accordance with the terms of the Plan.
3.12Successors and Assigns. The Company may assign any of its rights under this Agreement and the Grant Notice to single or multiple assignees, and this Agreement and the Grant Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement and the Grant Notice shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
3.13Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Performance Shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.14Not a Contract of Employment. Nothing in the Plan, this Agreement or the Grant Notice shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company, any parent of the Company or any Subsidiary.
3.15Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.16Section 409A; Taxes. The Performance Shares are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with

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any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Performance Shares (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right, in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so, and without Participant’s consent), to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the Performance Shares either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. This Section 3.16 does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the Performance Shares will not be subject to taxes, interest and penalties under Section 409A. For the avoidance of doubt, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes or penalties.
3.17Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement and the Grant Notice create only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust or separate fund of any kind, or a fiduciary relationship between the Company, any parent of the Company, any Subsidiary, or the Administrator, on the one hand, and Participant or other person or entity, on the other hand. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Performance Shares, and rights no greater than the right to receive Shares as a general unsecured creditor with respect to the Performance Shares, as and when payable hereunder.

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